Exhibit 99.1

Buckeye Announces Second Quarter FY 2011 Results

Adjusted 2Q EPS of $0.50 compared to $0.22 in 2Q-FY10 and $0.34 in 1Q-FY11

Record adjusted EPS excluding effects of energy tax credits on prior periods

Sales up 14.3% versus Year-Ago Quarter

Quarterly dividend increased by 25% to $0.05 per share

Further sales and earnings growth expected in second half

MEMPHIS, Tenn.--(BUSINESS WIRE)--January 25, 2011--Buckeye Technologies Inc. (NYSE:BKI) today announced second quarter net income of $17.1 million or $0.42 per share. Second quarter earnings included after-tax costs relating to early retirement of debt, restructuring, and accrued interest associated with the cellulosic biofuel credit totaling $3.2 million, or $0.08 per share. This compared to net income of $46.3 million or $1.18 per share in the prior year comparable period, which included net income of $37.5 million, or $0.96 per share, from alternative fuel mixture credits (“AFMC”).

Net sales were $209.5 million for the second quarter of fiscal 2011, up 14% versus net sales of $183.3 million in the second quarter of fiscal 2010 due to higher selling prices and improved mix. Shipment volume was down 4% year over year as we finished rebuilding inventories at our Foley mill and specialty cotton fibers shipments were impacted by limited availability and high prices of cotton linters.

Excluding AFMC and cellulosic biofuel tax credits, early debt retirement costs and restructuring expenses, adjusted net income was $20.3 million, or $0.50 per share versus second quarter fiscal 2010 adjusted net income* of $8.8 million, or $0.22 per share. The $0.28 per share increase in adjusted EPS*, compared to the prior year period, was largely driven by higher selling prices in the specialty fibers segment and reduced interest expense. Also, the final insurance settlement related to the June power outage at our Florida specialty wood pulp facility added $0.05 (net of expenses) to second quarter EPS, representing a partial recovery of related costs of $0.04 per share in the July-September 2010 quarter and $0.06 per share in the April-June 2010 quarter.

Comparing the second quarter to the first quarter of FY11, sales were up $7.4 million as increased shipment volume from the Company’s specialty cotton fibers plants combined with higher selling prices and improved mix in the specialty fibers segment offset the impact of reduced nonwovens shipment volumes. Adjusted EPS* was up $0.16 from the first quarter’s $0.34. The impact of the final insurance settlement on the second quarter versus the cost impact of the power outage on the first quarter accounted for $0.09 of the increase in adjusted EPS. Net interest expense was down $1.9 million due to the refinancing of $140 million of public debt at the beginning of the quarter with our lower cost bank revolver, accounting for another $0.03 improvement in EPS. The remaining $0.04 improvement was due to increased production volumes across our wood and cotton specialty fibers plants, an increase in specialty cotton shipment volume, and selling price increases for specialty cotton and fluff pulps, which were partially offset by lower operating income in nonwovens due to seasonally reduced volumes. Overall, gross margin improved from 18.0% in the first quarter to 21.2% in the second quarter.

Chairman and Chief Executive Officer John B. Crowe said, “We were very pleased with our second quarter financial results. Excluding special items such as the significant income we recognized in past quarters related to the various fuel tax credits, this was a record earnings quarter for Buckeye. Earnings showed strong improvement compared both to the same quarter a year ago and to the immediately preceding quarter, and we expect this upward trend to continue. The demand for specialty wood pulp remains very strong, with average selling prices up by about 17% on January 1 compared to the second quarter average and up more than 20% compared to the prior year quarter. Fluff pulp prices remain at high levels. We now have more than 90% of our Memphis cotton linter pulp demand covered by long-term sales contracts containing cost pass-through provisions. Input costs for specialty fibers remain fairly stable with the exception of cotton linters. After the seasonally weak second quarter, we expect nonwovens sales and earnings to improve in the third quarter on increased shipments, increased selling prices and stable fluff pulp prices. We should start to realize cost savings during the next two quarters as phase one of our Foley energy independence project continues to ramp up this quarter and from the recent move to one-machine operation at our Delta airlaid plant.”

Mr. Crowe continued, “In spite of increased capital spending for acquiring land adjacent to our Florida specialty wood facility and on our Foley energy independence project along with cash outflows for bond interest, retirement plan funding and property taxes, our long-term debt was reduced by $1 million during the second quarter. We expect to generate sufficient cash flow during the next two quarters which should allow us to reduce long-term debt to about $100 million by the end of the fiscal year. Based on several measures, this would be the lowest debt level in our history. Given our positive outlook going forward and our demonstrated ability to consistently generate strong cash flows, Buckeye will be increasing its quarterly cash dividend by 25% from $0.04 to $0.05 with its March 15th dividend payment. We continue to be encouraged about our outlook and ability to continue to increase shareholder value.”

Buckeye has scheduled a conference call for January 26, 2011 at 11:00 a.m. ET to discuss second quarter fiscal year 2011 results. Those interested in listening by telephone may dial in at (888) 466-4582 within the United States. International callers should dial (719) 457-2729. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Note Regarding Non-GAAP Financial Measures

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures presented are “adjusted operating income”, “adjusted net income”, and “adjusted earnings per share” and are equal to net income, operating income and earnings per share excluding the after-tax effects of alternative fuel mixture credits and cellulosic biofuel credits, restructuring cost and early debt extinguishment cost.

	2nd Quarter		1st Quarter
($ in Millions)	2011	2010	2011
Operating income
Operating income in accordance with GAAP	31.6	55.7	23.6
Special items:
Restructuring costs	0.6	---	0.6
AFMC / CBC	---	(37.1)	---
Adjusted operating income	32.2	18.6	24.2

Net income
Net income in accordance with GAAP	17.1	46.3	64.4
Special items, after-tax:
Restructuring costs	0.5	---	0.6
AFMC / CBC	0.4	(37.5)	(51.3)
Early Extinguishment of Debt	2.3	---	---
Adjusted net income	20.3	8.8	13.7

Earnings per share (EPS)
EPS in accordance with GAAP	$0.42	$1.18	$1.59
Special items, after-tax, per share:
Restructuring costs	0.01	---	0.01
AFMC / CBC	0.01	(0.96)	(1.26)
Early Extinguishment of Debt	0.06	---	---
Adjusted EPS	$0.50	$0.22	$0.34

Note Regarding Forward-Looking Statements

This press release also contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the economic outlook for the Company and the demand for its products, expected cost reductions associated with our recent move to one-machine operation at our Delta plant and the completion of our Foley energy independence project, and expected levels of cash flow and debt reduction. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K and other period filings with the Securities and Exchange Commission.

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net sales	$209,516	$202,075	$183,308	$411,591	$360,582
Cost of goods sold	165,090	165,762	153,094	330,852	305,460
Gross margin	44,426	36,313	30,214	80,739	55,122
Gross margin as a percentage of sales	21.2%	18.0%	16.5%	19.6%	15.3%

Selling, research and administrative expenses	11,836	11,671	11,132	23,507	22,681
Amortization of intangibles and other	486	479	477	965	950
Restructuring costs	570	552	49	1,122	814
Alternative fuel mixture credits	-	-	(37,073)	-	(72,915)
Other operating income	(39)	(7)	(91)	(46)	(91)

Operating income	31,573	23,618	55,720	55,191	103,683

Net interest expense and amortization of debt costs	(1,717)	(3,597)	(4,621)	(5,314)	(9,910)
Early extinguishment of debt	(3,649)	-	-	(3,649)	165
Foreign exchange and other	(199)	(614)	(199)	(813)	(299)
Income before income taxes	26,008	19,407	50,900	45,415	93,639
Income tax expense (benefit)	8,955	(45,018)	4,616	(36,063)	8,123
Net income	$17,053	$64,425	$46,284	$81,478	$85,516

Earnings per share
Basic	$0.42	$1.61	$1.19	$2.03	$2.21
Diluted	$0.42	$1.59	$1.18	$2.01	$2.18

Weighted average common shares outstanding
Basic	39,478	39,352	38,752	39,415	38,739
Diluted	39,984	40,052	39,282	39,850	39,209

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31	September 30	June 30
	2010	2010	2010
Current assets:
Cash and cash equivalents	$25,152	$22,400	$22,121
Accounts receivable, net	119,316	126,887	122,960
Income tax and AFMC Receivable	16,589	24,513	68,356
Inventories	93,023	85,862	74,850
Deferred income taxes and other	9,665	10,101	9,541
Total current assets	263,745	269,763	297,828

Property, plant and equipment, net	536,554	530,790	524,475
Goodwill	2,425	2,425	2,425
Deferred income taxes	14,824	14,824	-
Intellectual property and other, net	26,998	26,569	27,726
Total assets	$844,546	$844,371	$852,454

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$31,412	$33,715	$39,376
Accrued expenses	36,018	49,020	44,007
Short-term debt	-	-	198
Current portion of long-term debt	-	17,580	67,000
Total current liabilities	67,430	100,315	150,581

Long-term debt	164,026	147,420	170,332
Deferred income taxes	5,322	6,602	56,344
Other liabilities	74,711	77,644	37,876
Stockholders' equity	533,057	512,390	437,321
Total liabilities and stockholders' equity	$844,546	$844,371	$852,454

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
OPERATING ACTIVITIES
Net income	$17,053	$64,425	$46,284	$81,478	$85,516
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,132	11,974	11,530	24,106	22,824
Amortization	641	677	735	1,318	1,483
Loss on early extinguishment of debt	3,649	-	-	3,649	(165)
Deferred income taxes	(420)	(65,435)	(1,844)	(65,855)	(1,643)
Noncurrent AFMC refund payable	-	41,144	-	41,144	-
Loss (gain) on disposal of equipment	712	99	142	811	173
Insurance proceeds applied to capital investments	(161)	-	-	(161)	-
Provision for bad debts	(24)	112	(97)	88	(256)
Excess tax benefit from stock based compensation	(435)	(10)	(16)	(445)	(16)
Stock-based compensation expense	1,200	935	673	2,135	1,235
Other	88	(132)	(269)	(44)	(683)
Change in operating assets and liabilities
Accounts receivable	7,838	(1,376)	(704)	6,462	(905)
Income tax and AFMC receivable	7,924	43,843	(32,700)	51,767	(55,440)
Inventories	(7,065)	(9,749)	(988)	(16,814)	4,781
Other assets	932	897	2,089	1,829	689
Accounts payable and other liabilities	(20,201)	(5,364)	(13,957)	(25,565)	(12,614)
Net cash provided by operating activities	23,863	82,040	10,878	105,903	44,979

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(19,520)	(11,916)	(9,910)	(31,436)	(18,672)
Proceeds from sale of assets	-	4	8	4	8
Proceeds from State of Florida grant	-	-	-	-	7,381
Proceeds from insurance settlement related to capital investments	161	-	-	161	-
Other	(139)	(72)	(145)	(211)	(161)
Net cash used in investing activities	(19,498)	(11,984)	(10,047)	(31,482)	(11,444)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	139,026	(72,530)	(5,000)	66,496	72,529
Payments on long term debt and other	(140,000)	-	-	(140,000)	(110,000)
Payments for debt issuance costs	(2,586)	-	-	(2,586)	-
Payments related to early extinguishment of debt	(1,984)	-	-	(1,984)	-
Excess tax benefit from stock based compensation	435	10	16	445	16
Net proceeds from sale of equity interests	2,338	41	33	2,379	155
Payment of dividend	(1,605)	(1,617)	-	(3,222)	-
Net cash used in financing activities	(4,376)	(74,096)	(4,951)	(78,472)	(37,300)

Effect of foreign currency rate fluctuations on cash	2,763	4,319	1,662	7,082	2,501

Increase (decrease) in cash and cash equivalents	2,752	279	(2,458)	3,031	(1,264)
Cash and cash equivalents at beginning of period	22,400	22,121	23,255	22,121	22,061
Cash and cash equivalents at end of period	$25,152	$22,400	$20,797	$25,152	$20,797

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
SEGMENT RESULTS	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Specialty Fibers
Net sales	$155,323	$142,792	$129,585	$298,115	$251,744
Operating income (a)	34,445	22,140	16,296	56,585	25,597
Depreciation and amortization (b)	8,160	7,787	7,411	15,947	14,451
Capital expenditures	17,362	10,903	8,794	28,265	16,230

Nonwoven Materials
Net sales	$62,427	$68,120	$60,241	$130,547	$122,969
Operating income (a)	817	4,603	4,560	5,420	9,704
Depreciation and amortization (b)	3,506	3,727	3,668	7,233	7,475
Capital expenditures	1,789	782	1,135	2,571	1,863

Corporate
Net sales	$(8,234)	$(8,837)	$(6,518)	$(17,071)	$(14,131)
Operating income (loss) (a)	(3,689)	(3,125)	34,864	(6,814)	68,382
Depreciation and amortization (b)	953	939	929	1,892	1,850
Capital expenditures	369	231	(19)	600	579

Total
Net sales	$209,516	$202,075	$183,308	$411,591	$360,582
Operating income (loss) (a)	31,573	23,618	55,720	55,191	103,683
Depreciation and amortization (b)	12,619	12,453	12,008	25,072	23,776
Capital expenditures	19,520	11,916	9,910	31,436	18,672

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Six Months Ended
ADJUSTED EBITDA	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net income (loss)	$17,053	$64,425	$46,283	$81,478	$85,515
Income tax expense	8,955	(45,018)	4,616	(36,063)	8,123
Interest expense	1,589	3,433	4,412	5,022	9,479
Amortization of debt costs	155	198	258	353	527
Early extinguishment of debt	3,649	-	-	3,649	(165)
Depreciation, depletion and amortization	12,618	12,453	12,007	25,071	23,774
Alternative Fuel Mixture Credits	-	-	(1,231)	-	(37,073)
EBITDA	44,019	35,491	66,345	79,510	90,180
Non cash charges	712	100	159	812	249
Adjusted EBITDA	$44,731	$35,591	$66,504	$80,322	$90,429

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, non-cash charges and other (gains) losses and deducting any non-cash expense associated with alternative fuel mixture credits. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on October 22, 2010, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.). Prior period amounts have been adjusted to conform to the definition contained in our new credit facility.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, Senior Vice President
and Chief Financial Officer, 901-320-8352
or
Investor Relations:
Daryn Abercrombie, 901-320-8908
www.bkitech.com